Exhibit 1(b)

[Translation]

BOARD OF DIRECTORS REGULATIONS

Article 1. Purpose

The purpose of these Regulations is to enable the proper and smooth operation of MUFG’s Board of Directors.

Article 2. Amendment or Abolishment

The amendment or abolishment of these Regulations shall be decided through a resolution by the Board of Directors.

Article 3. Organization

The Board of Directors shall be composed of all the directors.

Article 4. Authority

The Board of Directors shall decide key management policies and other matters of business execution by MUFG and oversee the execution of duties by directors and corporate executive officers.

Article 5. Delegation to Corporate Executive Officers

1. The Board of Directors shall delegate decisions on business execution to corporate executive officers in principle, excluding matters mandatorily required to be decided by the Board of Directors under the Companies Act; provided, however, that decisions on particularly important matters of business execution shall be made by the Board of Directors.

2. “Decisions on particularly important matters of business execution” refers to decisions on matters that are particularly important and fundamental to MUFG, such as the following.

i.	Matters that would have a particularly material effect on key management policies

ii.	Matters that would have a particularly material effect on the establishment of the internal control system

iii.	Matters that would have a particularly material effect on the Group’s creditworthiness and reputation

iv.	Matters that would have a particularly material effect on the Group’s business performance

Article 6. Meetings

Meetings of the Board of Directors shall be held at least once every three months in principle; provided, however, that extraordinary meetings of the Board of Directors may also be held in cases of emergency.

Article 7. Convener

1. A meeting of the Board of Directors shall be convened by the director who concurrently serves as Chairman.

2. If the director who concurrently serves as Chairman is unable to act as such or if no director who concurrently serves as Chairman has been designated, one of the other directors shall act as a substitute in accordance with the order predetermined by the Board of Directors.

3. A director or corporate executive officer may request the convener to convene a meeting of the Board of Directors as necessary by submitting a document stating the agenda of the meeting.

4. A person appointed by each committee from among the committee members may convene a meeting of the Board of Directors in accordance with the provisions of laws and regulations.

Article 8. Convocation Notice

1. Notice of convocation of a meeting of the Board of Directors shall be issued to each Director at least three (3) days prior to the date of the meeting; provided, however, that the foregoing shall not apply in cases of emergency.

2. If the unanimous consent of the directors is obtained, a meeting of the Board of Directors may be held without taking the convocation procedures.

Article 9. Chairman

1. The director who concurrently serves as Chairman shall act as the Chairman of the Board of Directors.

2. If the director who concurrently serves as Chairman is unable to act as such or if no director who concurrently serves as Chairman has been designated, one of the other directors shall act as a substitute in accordance with the order predetermined by the Board of Directors.

Article 10. Committees

1. MUFG shall establish a Nominating and Governance Committee(Note), a Compensation Committee, and an Audit Committee.

2. Each committee shall exercise its legal authority, deliberate on specified matters, and make recommendations to the Board of Directors.

3. The Board of Directors may establish optional committees in addition to the three committees specified in Paragraph 1.

Note: A “nominating committee” as defined under the Companies Act

Article 11. Resolutions

1. Unless otherwise provided for by law or regulation, resolutions by the Board of Directors shall be adopted by the affirmative vote of a majority of the directors present who constitute in number a majority of all the directors entitled to vote.

2. Directors with special interests in a matter to be resolved as set out in the preceding paragraph may not participate in the resolution regarding that matter.

3. In the case where a director proposes a matter for resolution and the directors entitled to vote regarding that manner unanimously consent to that proposal in writing or electronically, the Board of Directors shall be deemed to have approved that proposal.

Article 12. Matters for Resolution

1. Each of the following items shall be decided through resolutions by the Board of Directors.

•	The Group’s management strategy, capital policy, and resource allocation

•	Business management framework and risk management policy

•	Oversight of status of business execution and progress of business performance (approval of financial statements)

•	Appointments

•	Corporate culture

•	Conflicts of interest (matters concerning the approval of competing transactions or self-dealings by directors or corporate executive officers)

•	Other decisions on business execution (decisions on matters definitively specified as matters that may not be delegated to corporate executive officers and other particularly important matters of business execution)

Article 13. Reports

1. Each corporate executive officer shall report on the status of business execution to the Board of Directors; provided, however, that such a report may be made on his or her behalf by other corporate executive officers.

2. Directors and corporate executive officers who have conducted competing transactions or self-dealings shall report material facts concerning such transactions to the Board of Directors.

3. In the case where a director, accounting auditor, or corporate executive officer has notified all directors of a matter to be reported to the Board of Directors, reporting of that matter to the Board of Directors shall not be required.

Article 14. Minutes

Minutes of the Board of Directors shall be prepared in writing, shall have the names and the seals of the directors present affixed, and shall be kept at the head office for ten years, in accordance with laws and regulations.

Supplementary Provisions

1. These Regulations shall be effective from October 1, 2005.

Revisions

Amended as of May 1, 2006

Amended as of June 29, 2006

Amended as of December 24, 2010

Amended as of June 25, 2015

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